FIRST AMENDMENT TO MARKETING AND ADMININISTRATIVE

SERVICES AGREEMENT

     THIS FIRST AMENDMENT TO MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT dated as of November 1, 2011 (this “Amendment”), is made by and among Putnam Retail Management Limited Partnership (“Distributor”), Principal National Life Insurance Company (“Principal National”), and Principal Life Insurance Company (“Firm”) and amends that certain Marketing and Administrative Services Agreement dated as of April 1, 2011 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH

     WHEREAS, Firm and Distributor wish to add Principal National as a party to the Agreement; and

     WHEREAS, the parties also wish to amend and restate the product names as set forth in Schedule A to the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties as follows:

A.	Distributor and Firm agree to add Principal National as an additional party to the Agreement.
B.	All references to Firm under the Agreement shall be deemed to mean each of Principal National Life Insurance Company and Principal Life Insurance Company.
C.	The following Schedule A is hereby amended and restated.
D.	In all other respects, the terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative effective as of the date first above written.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP By: /s/ Mark Commenechi Name: Mark Commenechi Title:

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY By: /s/ Sara Wiener Name: Sara Wiener Title: Director Life Product Development

PRINCIPAL LIFE INSURANCE COMPANY By: /s/ Sara Wiener Name: Sara Wiener Title: Director Life Product Development

SCHEDULE A

Product Name	Fee

Principal Executive Variable Universal Life II	0.10%
Principal Benefit Variable Universal Life II	0.10%
Principal Variable Universal Life Income II	0.10%
Principal Executive Variable Universal Life II	0.10%
Principal Variable Universal Life Accumulator II	0.10%
Principal Variable Universal Life Income III	0.10%